Exhibit 4(14)

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SHARE SALE AND PURCHASE AGREEMENT

between

Reto-Moto ApS

and

Egmont Holding A/S

and

Morten Borum, Henning Semler,
Martin Guldbæk, Thomas Jakobsen, Hakon Steinø
Rune Maagaard Brinckmeyer and Jens Peter Kurup

("the Sellers")

and

Eidos plc
("the Buyer")

concerning

IO Interactive A/S

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SCHEDULES

Schedule 1.1.11	Agreed Form Escrow Agreement

Schedule 1.1.12	Final Management Accounts

Schedule 1.1.13	Initial Management Accounts

Schedule 1.1.19	List of Residual Shareholders

Schedule 2.1	Specification of Sellers' Shares sold under the Agreement

Schedule 2.3 (i)	Agreed Form Agenda for a general meeting

Schedule 2.3 (ii)	Agreed Form Resolution regarding issuance of B shares to the Buyer

Schedule 4.1	Settlement of the Purchase Price

Schedule 4.4	Security Deposit Agreement

Schedule 4.4 (i)	List of seven main shareholders in Seller 1

Schedule 5.2.1.6 (i)	List of employees who have signed new employment contracts

Schedule 5.2.1.6 (ii)	New Employment contracts

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Schedule 5.2.1.8	Addendum signed by the Danish Investment Fund for Central and Eastern Europe

Schedule 5.2.1.9	List of contracts including change of control provisions

Schedule 5.2.1.14	Legal Opinion from Asger Heine Jensen and Vagn Thorup

Schedule 6.4.2	List of the Company's contingent liabilities

Schedule 6.5.2.1	List of equipment, machinery, tools, fixtures and fittings and furniture

Schedule 6.5.2.2	List of major production contracts

Schedule 6.5.2.3	Specification of shares in IO Interactive Hungary Kft

Schedule 6.5.2.4	List of intellectual property rights

Schedule 6.5.4	List of leased assets

Schedule 6.7.2	List of Hitman Agreements

Schedule 6.8.11	List of the Company's obligations to pay royalties etc.

Schedule 6.9.1	List of Employees

Schedule 6.9.7	List of outstanding offers of employment or consultancy

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Schedule 6.11.3	List of lawsuits, arbitration proceedings etc.

Schedule 6.12.1	List of Insurance Policies

Schedule 6.13	List of leased real estate

Schedule 6.14.1	Due Diligence List

Schedule 6.15.3	List of persons with actual knowledge

Schedule 6.15.4	Disclosure Letter

Schedule 6.15.7	Findings of the Buyer

Schedule 7.8	Performance guarantee

Schedule 9.2	Petition for roll over of tax treatment (to be submitted between Signing and Completion)

Schedule 10.2.3.3	Cost base and illustration of increase of costs under the Earn Out Scheme

Schedule 10.7	Illustration of participation in the Earn Out Scheme

Schedule 10.9	Capitalization of the Earn Out Scheme

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On 3 March 2004, this Share Sale and Purchase Agreement (“this Agreement”) has been made between

Reto-Moto ApS, CVR No. 73 64 68 12, c/o DELACOUR, Hammerensgade 1, 2., 1267-Copenhagen K
(“Seller 1”)

and

Egmont Holding A/S, CVR No. 67 14 32 13, Vognmagergade 11, DK-1148 Copenhagen K
(“Seller 2”)

and

Morten Borum, Lindegårdsvej 46, 2.tv., 2920 Charlottenlund
Henning Semler, Arnesvej 50, st., 2700 Brønshøj
Martin Guldbæk, Rosenvængets Hovedvej 23 A, 2100 Copenhagen Ø
Thomas Jakobsen, Pinievangen 114, 3450 Allerød
Hakon Steinø, Vesterbrogade 119 A, 1.th., 1620 Copenhagen V
Rune Maagaard Brinckmeyer, Skjoldagervej 80, 1.th., 2820 Gentofte and
Jens Peter Kurup, Carl Plougs Vej 5, st.th., 1913 Frederiksberg C
(“Key Employees”)

(Seller 1, Seller 2 and Key Employees collectively referred to as the “Sellers”)

and

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Eidos plc
Wimbledon Bridge House
1 Hartfield Road
Wimbledon
GB-London SW 19 3RU
(the “Buyer”)

WHEREAS, the Buyer, a company listed on the London Stock Exchange, desires to purchase all of the issued and to be issued shares (“the Shares”) of IO Interactive A/S (CVR No. 24246209), having its head office at Kalvebod Brygge 35-37, 1560 Copenhagen V (the “Company”);

WHEREAS Seller 1, Seller 2 and the Key Employees desire to sell their Shares representing the nominal value of respectively DKK 250,000.00, DKK 250,000.00 and the aggregate nominal value of DKK 51,620.00 as specified in Schedule 2.1 or in total DKK 551,620.00 to the Buyer;

WHEREAS, the Buyer at Completion will be the owner of more than 90 per cent of the Shares through purchase of the Sellers Shares and through a directed issue of B-shares in the Company to the Buyer between Signing and Completion;

WHEREAS the Buyer following Completion will offer the Residual Shareholders to sell their Shares against their proportionate share of the purchase price by way of Compulsory Buy-Out; and

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WHEREAS the shareholders of Seller 1 and the Key Employees also own shares within the Employee Share Plan, in respect of which the shareholders of Seller 1 and the Key Employees form part of the Residual Shareholders.

NOW THEREFORE, it is hereby agreed as follows:

1.	Definitions

1.1	Definitions

In this Agreement, the following terms and expressions shall have the following meanings:

1.1.1	“Annual Accounts” shall mean the audited annual accounts for the Company for the financial years 2001-2003.

1.1.2	“Business Day” shall mean a day other than Saturday and Sunday on which banks are open for business in Copenhagen and London for the transaction of normal banking business.

1.1.3	“Buyer” shall have the meaning set forth in the head of this Agreement.

1.1.4	“Company” shall mean IO Interactive A/S, CVR. No. 24216209, Kalvebod Brygge 35-37,1560 Copenhagen V.

1.1.5	“Completion” shall mean the parties’ performance of their deliverables as laid down in Clause 5.

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1.1.6	“Compulsory Buy-Out” shall mean the Buyer’s purchase of the Residual Shareholders’ Shares upon Completion in accordance with Sec. 20(b)–(c) of the Danish Act on Public Companies.

1.1.7	“Control” shall mean owing directly or indirectly more than 50 per cent of the share capital and the voting rights or over whom a company has the management control.

1.1.8	“Dividend” shall have the meaning set out in Clause 3.1.2.

1.1.9	“Due Diligence Documentation” shall have the meaning set out in Clause 6.14.1

1.1.10	“Eidos Shares shall mean shares issued by the Buyer.

The Eidos Shares shall rank pari passu in all respects with the existing ordinary shares in the capital of the Buyer and any dividend declared or paid by reference to a record date falling on or after the date of the registration in the statutory register of members of the Buyer shall rank as if they had been issued fully paid on the beginning of the period in which such dividend is paid.

The Eidos Shares shall be allotted and issued to the relevant Sellers on Completion and the names of the relevant Sellers shall be entered (with effect from Completion) into the Buyer’s statutory register of members as the holder of such number of Eidos Shares issued to them under this Agreement.

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The Buyer shall use its best endeavours to procure that the Eidos Shares are admitted to the official list of the UK Listing Authority and to trading on the London Stock Exchange as soon as reasonable practicable after Completion.

The entry in the statutory register of members of the Buyer and the certificates in respect of the Eidos Shares shall (when made or issued) carry an endorsement that the Eidos Shares are subject to the restrictions set out in this Agreement and the terms of the Security Deposit Agreement.

1.1.11	“Escrow Agreement” shall mean the agreed form set out in Schedule 1.1.11

1,1.12	“Final Management Accounts” shall mean Initial Management Accounts updated per 26 March 2004 to be attached to this Agreement as Schedule 1.1.12.

1.1.13	“Initial Management Accounts” shall mean the un-audited management accounts for the Company for the period 1 January – 31 January 2004 including balance sheet, cash flow and profit and loss account prepared in accordance with the continuous use of the accounting principles applied by the Company in its audited statutory annual accounts for the financial year ended 31 December 2003 with the exception of IO Interactive Hungary Kft which should be shown as an investment attached to this Agreement as Schedule 1.1.13.

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1.1.14	“Intellectual Property Rights” shall mean the rights specified in Clause 6.5.2.4.

1.1.15	“Interest Payment” shall have the meaning specified in Clause 3.1.1.

1.1.16	“Ivory Employee Share Plan” shall mean the employee share plan under which the Residual Shareholders have subscribed for Shares in the Company in accordance with the existing Danish Act on Tax Assessment (in Danish “Ligningsloven”).

1.1.17	“Management Accounts” shall mean the Initial Management Accounts and the Final Management Accounts jointly.

1,1.18	“Notice” shall have the meaning set forth in Clause 16.1.1.

1.1.19	“Party” and/or “Parties” shall mean the parties of this Agreement.

1.1.20	“Purchase Price” shall mean the amount referred to in Clause 3.1.1.

1.1.21	“Residual Shareholders” shall mean all current and former employees owning Shares under the Employee Share Plan as listed in Schedule, 1.1.21. For the purposes of this Agreement, the Key Employees and the individual shareholders of Seller 1 are to be considered Residual Shareholders to the extent they own Shares under the Employee Share Plan.

1.1.22	“Security Deposit Agreement” shall have the meaning set forth in Clause 4.4 and Schedule 4.4.

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1.1.23	“Sellers” shall have the meaning set forth in the head of this Agreement.

1.1.24	“Sellers Knowledge” shall have the meaning set forth in Clause 6.15.3

1.1.25	“Sellers' Representations and Warranties” shall mean the representations and warranties of the Sellers as set out in Clause 6.

1.1.26	“Shareholders” shall mean any and all of the Company’s direct shareholders at the execution and Completion of this Agreement with the exception of the Buyer itself.

1.1.27	“Shares” shall mean shares issued by the Company of an aggregate nominal value of DKK 616,580.00 whereas the shares in the Company owned by the Buyer at Completion are not to be included.

1.1.28	“Signing” shall mean the signing of this Agreement representing a binding conditional exchange of contracts.

1.1.29	“Warrants” shall mean the warrants issued by the Company of an aggregate nominal value of DKK 4,210.00.

2.	Sale and Purchase, Pre-Completion Issuance of Shares

2.1	Sale and Purchase
Subject to the conditions and terms of this Agreement, the Sellers hereby sell their respective block of Shares as specified in Schedule 2.1 of the aggregate nominal value of DKK 551,620.00 to the Buyer.

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The sale and transfer of the Sellers’ Shares shall comprise any and all rights pertaining to these shares, including, without limitation, the title, the voting rights and the right to receive dividends except from the Dividend referred to in Clause 3.1.2 below.

2.2	Title
At Completion, the Buyer receives title to the Sellers’ Shares.

2.3	Pre-Completion Issuance and Subscription of Shares
Upon Signing, the Company shall convene for a general meeting with an agenda in the agreed form set out in Schedule 2.3 (i). At the general meeting, the Sellers shall vote in favor of the resolutions set forth in Schedule 2.3 (ii), including without limitation a directed issuance of B–shares of a nominal value of DKK 40,000 to the Buyer at a share price of 105, and the Buyer shall subscribe and pay in the subscribed share capital in accordance herewith.

3.	Purchase Price

3.1	Purchase Price

3.1.1	The purchase price for the Shares shall be GBP 23.0 million, in words twenty-three million British sterling pounds, equivalent to a share price of app. GBP 370.495658 per share of nominal DKK 10.0. In addition to the Purchase Price the Sellers are entitled to receive an additional payment equivalent to interest on the cash part of the Purchase Price cf. Clause 4.1 calculated from the date of registration of the new shares of the Company to be issued to the Buyer in accordance with

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Clause 2.3 and until Completion (the “Interest Payment”). The interest rate shall amount to 3.66 per cent per year.

3.1.2	Dividend
Prior to Completion, the Shareholders shall be entitled to declare a dividend from the Company in the fixed amount of GBP 850,000, in words eight-hundred-and-fifty-thousand British sterling pounds, relating to the financial year of the Company ended 31 December 2003 ( “the Dividend “) provided that the necessary free reserves are available in the Company cf. Sec. 110 of the Danish Act on Public Companies. The Buyer shall procure that the Company not later than 5 Business Days after Completion makes effective payment of the Dividend to the Shareholders in accordance with their shareholdings at the time of the Dividend being declared.

4.	Payment of Purchase Price

4.1	Purchase Price Settlement Components
Each of the Sellers have been offered and the Residual Shareholders will be offered to receive their proportionate share of the Purchase Price in either cash, Eidos Shares or in a combination of cash and Eidos Shares but the Buyer has however reserved the right to settle any part of the Purchase Price in cash only at the full discretion of the Buyer. The Sellers have requested to receive and the Buyer has agreed to settle their proportionate share of the Purchase Price in cash and/or Eidos Shares in the proportions reflected in Schedule 4.1.

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4.2	Eidos Share Price Fixation
Eidos Shares will be valued by way of reference to the 10 (ten) day mid-market completion price average prior to 1 day before Signing.

4.3	Payment of the Purchase Price and the Interest Payment

4.3.1	At Completion, the Purchase Price shall, subject to Clauses 4.4-4.5, be settled as follows:

4.3.1.1	The Buyer shall to Seller 1 (i) pay into Seller 1’s account with Nordea Bank Danmark A/S, Corporate Banking Department Copenhagen, Vesterbrogade 8, PO Box 850, DK-0900 Copenhagen C, reg. no. 2191, account no. 5036057744, IBAN NO. DK8620005036057744	GBP	8,081,391.00
	and (ii) 700,000 Eidos Shares (281,955 shall be transferred to the Compensation Escrow) having a value (as computed pursuant to Clause 4.2) equivalent to	GBP	931,000.00
	and (iii) pay into Nordea Bank Danmark A/S in accordance with the Escrow Agreement	GBP	250,000.00

4.3.1.2	The Buyer shall to Seller 2 pay in cash into Seller 2’s account with Nordea Bank Danmark A/S, account no. 5005-503368, IBAN NO 1920005005503368 and	GBP	8,637,391.00

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	(ii) pay into Nordea Bank Danmark A/S in accordance with the Escrow Agreement	GBP	625,000.00

4.3.1.3	The Buyer shall to the Key Employees (i) pay into Key Employees bank accounts as specified in Schedule 4.3.2.3 in total specified in accordance with Schedule 4.1 and (ii)	GBP	833,191.00
	811,509 Eidos Shares as specified in Schedule 4.1 having an aggregate value (as computed pursuant to clause 4.2) equivalent to	GBP	1,079,307.00

4.3.1.4	The Buyer shall to the holders of the Warrants pay into Jyske Bank, reg. no. 7255, account no. 00 01 32 00 95	GBP	155,979.00

4.3.1.5	Remaining purchase price payable to the Residual Shareholders in either cash and/or Eidos Shares having a value (as computed pursuant to Clause 4.2) (subject to such discretion reserved by the Buyer as provided for in Clause 4.1) in accordance with Sec. 20(b)-(c) of the Danish Public Companies Act	GBP	2,406,740.00

4.3.1.6	The Purchase Price, total	GBP	23,000,000.00

	In addition thereto the Interest Payment shall be paid to the Sellers to Jyske Bank,

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account no. 00 01 32 00 95, SWIFT-BIC: JYBADKKK (to be split between the Sellers in accordance with their proportionate cash part of the Purchase Price).

All cash payments shall be effected by wire transfer of same day funds to the relevant accounts specified in Clauses 4.3.2.1 - 4.3.2.4.

4.4	Eidos Share Retention Period in respect of Seller 1 and its shareholders The Eidos Shares acquired by Seller 1 in accordance with Clauses 4.1 and 4.3 shall be subject to retention in accordance with Clause 4.6 until the Buyer’s announcement of its 30 June 2005 year-end results, which is anticipated to take place in September 2005, subject to any sale effectuated by the Buyer in accordance with the Escrow Agreement. In the event that Seller 1 is de-merged, the seven main shareholders in Seller 1 as designated in Schedule 4.4 shall each take over Eidos Shares in accordance with their proportionate shareholdings in Seller 1 subject to the terms and conditions of this Agreement and the Security Deposit Agreement.

4.5	Eidos Share Retention Period in respect of the Key Employees
The Eidos Shares acquired by the Key Employees shall be subject to retention until 31 October 2004 except for 25,000 Eidos Shares per Key Employee. The latter block of Eidos Shares (25,000 per Key Employee) shall be subject to retention until 1 April 2005 in accordance with Clause 4.6.

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4.6	Security Deposit during Retention
For the duration of the retention period, the Eidos Shares referred to in Clauses 4.4-4.5 are placed in a security deposit with Nordea Bank Danmark on terms set out in the Security Deposit Agreement. Seller 1 and the Key Employees undertake to make sales of their Eidos Shares following expiry of the retention period only through brokers designated by the Buyer, subject to such brokers charging competitive commission and providing best execution.

5.	Completion

5.1	Completion
Subject to the satisfaction of the conditions precedent below in Clause 5.2, Completion shall take place at a meeting (“the Completion Meeting”) at the offices of Plesner Svane Grønborg, Amerika Plads 37, 2100 Copenhagen Ø, on 31 March 2004 at 1 p.m. CET or such later date as the parties may agree. In the event of any circumstances barring any of the conditions precedent below from being fulfilled, both parties shall until 1 May 2004 be mutually obliged to seek to remedy the hindrance in question. In the absence of all conditions precedent being met by the relevant party by 1 May 2004 (or waived by the other party) this Agreement shall become null and void and the parties shall be entitled to claim damages in accordance with applicable Danish law (however the Buyer shall not be entitled to claim damages in the event the Sellers can not fulfill the condition precedent set out in Clause 5.2.1.18). At Signing, the Buyer shall sign a

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Memorandum thereby confirming that the Sellers’ deliveries set forth in Clauses 5.2.1.2, -5.2.1.4 – 5.2.1.7 and have been delivered, and the Sellers shall sign a Memorandum thereby confirming that the Buyer’s deliveries set out in Clauses 5.2.1.2 – 5.2.2.4 have been delivered.

5.2	Completion Meeting
At the Completion Meeting, the Parties shall make the following deliveries or procure the following deliveries to be made (as the case may be) and perform or procure the performance of (as the case may be) the following actions:

5.2.1	At the Completion Meeting the Sellers shall

5.2.1.1	Deliver to the Buyer the Company’s original register of shareholders evidencing the due registration of the Buyer’s clear title to the Sellers’ Shares (except from their Shares under the Employee Share Plan, the shares of which will be subject to the Compulsory Buy-Out).

5.2.1.2	Deliver to the Buyer documentary evidence of the due compliance with the board approval requirement in the Company’s articles of association regarding the transfer of the Shares.

5.2.1.3	Deliver to the Buyer documentary evidence of the resignation effective as at Completion by the Company’s current members of the board of directors.

5.2.1.4	Deliver to the Buyer documentary evidence of the Sellers’ due execution of the Escrow Agreement.

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5.2.1.5	Deliver to the Buyer documentary evidence of Seller 1’s and the Key Employees’ due execution of the Security Deposit Agreement.

5.2.1.6	Deliver to the Buyer documentary evidence that the employees of the Company listed in Schedule 5.2.1.6 (i) (including the Key Employees and the shareholders of Seller 1) each have signed new employment contracts with the Company as set out in Schedule 5.1.2.6 (ii).

5.2.1.7	Deliver documentary evidence that the Warrants have been transferred to the Buyer.

5.2.1.8	Deliver documentary evidence that the Danish Investment Fund for Central and Eastern Europe has waived their right to demand that the Company acquires the Fund for Central and Eastern Europe's shares in IO Interactive Hungary kft due to the transfer of the Shares in the Company and signed the Addendum as set out in Schedule 5.2.1.8.

5.2.1.9	Deliver documentary evidence that the transfer of Shares to the Buyer has not caused any of the Company’s contracting parties listed in Schedule 5.2.1.9 to terminate their contracts with the Company.

5.2.1.10	Deliver the draft annual accounts of the Company for the financial year ended 31 December 2003.

5.2.1.11	Deliver the final annual accounts of the Company for the financial year ended 31 December 2003 (in unchanged form compared to the draft cf. Clause 5.2.1.10) including an unqualified report from the auditor of the Company and documentary evidence that the annual accounts

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of the Company for the financial year ended 31 December 2003 have been approved by the board of the Company and the general meeting and delivered to the Danish Commerce and Companies House in due time.

5.2.1.12	Deliver documentary evidence that the domain names HITMANCONTRACTS.COM, FREEDOMFIGHTERS2.COM and FREEDOM FIGHTER2.COM have been transferred to the Company.

5.2.1.13	Deliver documentary evidence that all Shareholders have been invited (in accordance with the articles of association of the Company) to participate in an extraordinary general meeting of the Company to take place on Completion for the purpose of election of new board members of the Company.

5.2.1.14	Deliver documentary evidence that the issuance of B-shares in the Company by nominally DKK 40,000 at a share price of 105 to the Buyer has been registered by the Danish Commerce and Companies Agency including legal opinion from Asger Heine Jensen and Vagn Thorup in the form set out in Schedule 5.2.1.14.

5.2.1.15	Deliver confirmation from the Sellers that, in the period between Signing and Completion, there have to the Sellers’ Knowledge occurred no material adverse change, which is reasonably likely to result in (1) a material decrease of the book equity value of the Company or (2) a material reduction of the operating profits of the Company.

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5.2.1.16	Deliver confirmation from the Sellers’ that to the best of Sellers’ Knowledge, the Seller’s Warranties are true and correct as of Completion.

5.2.1.17	Deliver the Final Management Accounts prepared by the Company in accordance with the preparation of the Initial Management Accounts and approved by the Buyer (the approval of which can not be unreasonable withheld by the Buyer).

5.2.1.18	Deliver documentation that the Company has no obligation to develop any games including additional products (except from Freedom Fighters) to Electronic Arts Inc.

5.2.1.19	Deliver to the Buyer such other documents and instruments as the Buyer may reasonably request in order to properly perfect the Buyer’s rights under this Agreement.

5.2.2	At the Completion Meeting the Buyer shall
5.2.2.1	Deliver to the Sellers documentary evidence of the satisfaction of the Purchase Price as specified in Clause 4.

5.2.2.2	Deliver to the Sellers documentary evidence of its board approval of the transactions set out in this Agreement;

5.2.2.3	Deliver to the Sellers documentary evidence of the Buyer’s due execution of the Escrow Agreement.

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5.2.2.4	Deliver to the Sellers documentary evidence of the Buyer’s due execution of the Security Deposit Agreement.

5.2.2.5	Deliver to the Sellers:

1. Board minutes of the Buyer recording:

(a) the allotment and issue of the Eidos Shares; and

(b) an instruction to the Buyer's registrars that the names of the relevant Sellers be entered into the statutory register of members of the Buyer; and

2. A copy of a letter to the Buyer's brokers instructing them to apply for the Eidos Shares to be admitted to the official list of the UK Listing Authority and to trading on the London Stock Exchange.

5.2.2.6	Deliver to the Sellers such other documents and instruments as the Sellers may reasonably request in order to properly perfect the Sellers' rights under this Agreement.

6.	Sellers’ Representations and Warranties

6.1	Representations and Warranties
By executing this Agreement, the Sellers make the following representations and warranties (“the Representations and Warranties”) to the Buyer as of Signing which will be repeated and restated as of Completion:

6.2	Validity, Execution, No Breach

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6.2.1	The Sellers have full power and authority to enter into their obligations under this Agreement including Schedules.

6.2.2	This Agreement including Schedules constitutes a valid and binding obligation on part of the Sellers and is enforceable in accordance with its terms.

6.2.3	The execution and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any order, judgment, injunction, award, or decree of any court, arbitrator, or governmental or regulatory body against, or binding upon, the Sellers or the Company; or (ii) violate any statute, law, or regulation applicable to the Sellers or the Company.

6.3	Corporate Matters
6.3.1	The Company is duly organized and incorporated and validly existing under the laws of Denmark and the name and the registration number of the Company is correctly set out in the definition of the Company.

6.3.2	The Company is not in violation of any corporate rules applicable and has the corporate power and lawful authority to own, lease, and operate its assets and business and to carry on its business as now being conducted.

6.3.3	The Company is duly qualified or licensed in all material respects to conduct the business it is currently conducting in Denmark and Hungary to the extent such qualification or licensing is necessary and, in

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particular, holds all authorizations, permits, and licenses to lawfully carry on such business.

6.3.4	Upon the B-Share issuance in favor of the Buyer, the nominal share capital of the Company amounts to DKK 616,580.00 A-Shares and DKK 40,000 B-Shares.

6.3.5	The Sellers’ Shares excluding the Key Employees’ Shares under the Employee Share Plan not forming part of this Agreement represent 89.46 per cent of the nominal share capital of the Company and are fully paid up. The Residual Shareholders’ Shares are fully paid up.

6.3.6	The Sellers’ Shares are ordinary shares with equal voting rights.

6.3.7	No resolutions or decisions have been made by the Board of Directors of the Company or by the Sellers at a General Meeting of the Company which are not clearly reflected in the Company’s Minute Books of the Board of Directors (last entry 18 December 2003) or the General Meetings (last entry 11 April 2003). The Company’s Minute Books of the Board of Directors (last entry 18 December 2003) and the General Meetings (last entry 11 April 2003) accurately reflect all transactions referred to in such minutes.

6.3.8	The Sellers have delivered to the Buyer complete and correct copies of the constituent documents of the Company as in effect on the date hereof. The share register of the Company is complete and correct.

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6.3.9	The Sellers have full title to their Shares. The Sellers’ Shares are transferred free and clear of any and all liens, charges, security interests, encumbrances and commitments of any kind.

6.3.10	No third party has any subscription rights, warrants, convertible bonds or the like issued or to be issued by the Company and there is no outstanding security of any kind convertible into such capital stock. At Completion there are no loans of whatever nature issued or owed by the Company to the Sellers or third parties controlled by the Sellers. No payments have to be made by the Company contingent upon the sale of the Shares to the Buyer.

6.3.11	Without prejudice to Clause 3.1.2, no future dividend rights on any of the Shares have been disposed of.

6.3.12	No shareholders’ agreements or other agreements constraining the Buyer’s full and free title to the Shares have been made between the Sellers, the shareholders of Seller I and/or any third party.

6.3.13	With the exception of IO Interactive Hungary kft, the Company is not a shareholder in any company, or party to any joint ventures or partnerships.

6.4	Financial Matters

6.4.1	The Company’s annual accounts for the last three financial years (“the Annual Accounts”) and the Management Accounts have been prepared in accordance with generally accepted accounting principles in Denmark. The Annual Accounts and the Management

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Accounts give a true and fair view of the financial position, including the net asset value and earnings, of the Company for the respective financial years and the period 1 January – 26 March 2004.

6.4.2	To the Sellers’ Knowledge Schedule 6.4.2 sets forth an exhaustive list of the Company’s contingent liabilities.

6.4.3	None of the Company’s works in progress are included in the Annual Accounts/Management Accounts with a value in excess of such works’ ordinary (compared to the Company’s past practice) part of the relevant contract sums, and no works in progress are expected to generate any loss for the Company due to circumstances within the Company’s control.

6.4.4	The Company is in possession of and has accurately kept and completed all accounts, books, ledgers, and financial and other records as required by the applicable law.

6.4.5	Since the end of the 2003 fiscal year through the Completion Date, the Company:

(i)	has not suffered any material adverse changes in its financial position, assets, or business, including, but not limited to, the suffering of any damage, destruction or loss by fire or other casualty;

(ii)	has conducted its business in the ordinary course and has not made any unusual contracts, contract changes or commitments

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and has not sold, assigned, or transferred any tangible or intangible assets, except in the ordinary course of business;

(iii)	has to the Sellers’ Knowledge not incurred any obligation or liability (absolute or contingent) except from normal current liabilities incurred in the ordinary course of business and has not mortgaged, pledged, or subjected to a lien or encumbrance any of its assets, tangible or intangible;

(iv)	has not made any declaration (subject to Clause 3.1.2) or setting aside, or payment of any dividend or any other distribution of profit not provided for in the Annual Accounts/Management Accounts or any direct or indirect redemption, purchase, or other acquisition of any shares of the Company; and

(v)	has not increased the total compensation payable to its employees not provided for in the Management Accounts (an increase of the number of employees above the number of employees on which the budget is based is excluded from this warranty) and has not adopted any profit-sharing plan, bonus plan, or new pension or benefit plan.

6.4.6	On basis of the Management Accounts, the current working capital of the Company is sufficient for the purpose of the operation of the Company as currently planned.

6.5	Assets

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6.5.1	As of Completion, all assets owned by the Company will be at the Company’s full and undisturbed disposal.

6.5.2	The assets owned by the Company (“the Assets”) include, however not limited to:

6.5.2.1	The equipment, machinery, tools, fixtures and fittings and furniture listed in Schedule 6.5.2.1;

6.5.2.2	The contracts listed in Schedule 6.5.2.2;

6.5.2.3	The shares in IO Interactive Hungary Kft as specified in Schedule 6.5.2.3;

6.5.2.4	The intellectual property rights listed in Schedule 6.5.2.4 (which also includes all licenses to and from third parties for patents, trademarks/signs, copyrights, software, or other intellectual property which are used by the Company) and any trademarks/signs, trade names, copyrights, logos, service marks, design rights, know-how, license rights, any applications for any of the foregoing and any other industrial and intellectual property rights identifying the Company as owner (“the Intellectual Property Rights”);

6.5.3	The Company has full title to the Assets. The Assets are free and clear of any and all liens, charges, security interests, encumbrances and commitments of any kind, except as specified in Schedule 6.5.3.

6.5.4	In conjunction with the assets leased by the Company as set out in Schedule 6.5.4, the Assets comprise all assets that are necessary for the normal running of the present business.

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6.5.5	Since the end of the 2003 fiscal year, the Company has not disposed of or entered into any commitment to dispose of any material assets.

6.5.6	To the Sellers’ Knowledge the assets listed in Schedule 6.5.2.1 are in a good state of maintenance and repair, taking into consideration normal wear and tear, and are not significantly surplus to requirements.

6.6	Liabilities and obligations
6.6.1	Since the end of the 2003 fiscal year, the Company has not to any unusual extent incurred or released any debt or other liabilities and obligations, issued credit notes or renounced any contractual rights.

6.6.2	The Company is not party to any contracts of guarantee other than guarantees entered into in the normal course of business in connection with fulfillment of orders, or similar and has not signed or delivered any letters of intent, comfort, awareness or similar which are not reflected in the latest Annual Accounts.

6.7	Contracts
6.7.1	None of the Company’s rights and interests under any contracts or agreements, including publishing, supplier, distributor, confidentiality, non-disclosure, license and agency agreements, leases, service agreements, commitments, orders and bids entered into, accepted, made or submitted by the Company (the “Contracts”) can be or will to the Sellers’ Knowledge be terminated or withdrawn by the other party

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due to this Agreement. No contractual party to any of the Contracts can claim a default thereunder due to this Agreement.

6.7.2	The Company is not in material breach of any of the Contracts. No party to any of the Contracts is in material breach of any of the Contracts. This warranty does not apply to any of the Hitman agreements as specified in Schedule 6.7.2 between the Company and the Buyer whereby the Company and the Buyer mutually declare that to the Sellers’ Knowledge and to the best of the Buyer’s knowledge, no such material default exists, let alone is anticipated.

6.7.3	The Contracts have been entered into as part of the normal operations of the Company and do not contain terms and conditions that are particularly onerous upon the Company. The Company’s trading relations with publishers, distributors, agents and suppliers have not changed or ceased within 12 (twelve) months prior to the date hereof.

6.8	Intellectual Property Rights
6.8.1	The Intellectual Property Rights are valid and enforceable. The Intellectual Property Rights are not infringing upon any third party’s rights and no third party has claimed or otherwise indicated that the Intellectual Property Rights are infringing upon any third party’s rights, or are not valid or enforceable. This warranty does not apply to third parties’ independent creations and/or inventions.

6.8.2	Apart from commonly known computer game piracy, the Intellectual Property Rights are not infringed upon by any third party. The Buyer is aware that any enforcement under the Company’s existing publishing

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agreements shall be carried out by its publishers in their capacity of being exclusive licensees.

6.8.3	The Company has used its best endeavours to preserve and maintain the Intellectual Property Rights to the extent the enforcement of such rights lies with the Company.

6.8.4	Save co-existence rights vested in independent third party creations and/or inventions, there are no circumstances, which would entitle a third party to any rights in respect of the Intellectual Property Rights.

6.8.5	The Company has kept confidential all confidential information and the Company has no obligations to transfer any information in respect of the Intellectual Property Rights to any third party.

6.8.6	The Company has complete ownership to and possession of the source code and object code relating to the Intellectual Property Rights and the Company has not deposited or provided any copies hereof with any third party.

6.8.7	The Company has not developed by means of reverse engineering any of the Intellectual Property Rights.

6.8.8	The computer system of the Company is fully effective and operational in all respects and has within 18 months prior to Signing not experienced any material failure and the Company has all necessary maintenance and support agreements in respect of its computer system.

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6.8.9	All licences held by the Company as specified in Schedule 6.5.2.4 are in full force and effect, and the Company is not in breach hereof.

6.8.10	The Company owns or has adequate licensing rights to all software, know-how, trademarks, trade names, including “IO Interactive”, copyrights and other intellectual and industrial property rights that are necessary for the conduct of its business as it is now conducted.

6.8.11	Schedule 6.8.11 sets forth an exhaustive list of the Company’s obligations to pay royalties, fees or any other payment to third parties for the use of any intellectual and industrial property rights or know-how.

6.9	Employees
6.9.1	The names of all the employees of the Company are listed in Schedule 6.9.1 (the “Employees”). Schedule 6.9.1 correctly and completely specifies each Employee’s name, occupation, periods of employment, salary, general and special benefit. The Company can terminate the contracts with the Employees with notices usual within the business carried out by the Company.

6.9.2	None of the Employees have given notice of termination of their employment, and the Sellers are not aware of any of the Employees’ intending to give such notice of termination.

6.9.3	None of the present or former managers or members of the Board of Directors of the Company have – or in connection with this Agreement

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will have – any claim against the Company except for remuneration entitlement of the present managers of the Company pursuant to their respective employment contracts relating to the period after Completion. No former employees of the Company have any claims against the Company, which have not been fully provided for in the Annual Accounts/Management Accounts.

6.9.4	The Employees have no pension rights other than pension rights according to law and the Company’s Security Scheme (in Danish “Tryghedsordning”). All pension obligations are fully provided or funded.

6.9.5	During the last three years there have been no major work related accidents or illnesses with any of the Company’s employees.

6.9.6	The Company has never experienced any strikes or other material conflicts with its employees.

6.9.7	Except as listed in Schedule 6.9.7 the Company does not have any outstanding offers of employment or consultancy.

6.9.8	The Company does not have any obligations towards consultants.

6.10	Tax Matters
6.10.1	The Company has not in the last three years prior to Completion been in default and is not in default with the payment of any governmental or municipal amounts due, including corporate taxes, withholding taxes, real estate taxes, other taxes, VAT, customs duties, duties on salaries (“arbejdsmarkedsbidrag”), contributions to the Danish Labour

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Market Supplementary Pensions (“ATP”) and other governmental and municipal charges of whatever nature (“Taxes and Duties”). To the extent that Taxes and Duties are not yet due for payment, Taxes and Duties have been adequately reserved for in the Annual Accounts/Management Accounts. In the manner required by the law, the Company has duly and timely complied with its obligations to submit returns and other forms in relation to Taxes and Duties and such returns and other forms have been prepared in accordance with the applicable laws.

6.10.2	No assessments for additional Taxes and Duties have been made, proposed or indicated which have not been provided for in the accounts of the Company nor will there be any additional assessment of Taxes and Duties against the Company as a consequence of actions or omissions by the Company prior to Completion.

6.10.3	The Company has not been notified that any of its tax returns or tax reports are presently under audit, and there have not been any other investigations by any tax authority during the past 12 months prior to Completion.

6.11	Compliance and Litigation
6.11.1	The Company has obtained all necessary consents, permits and approvals for conduct of its business and is conducting its business in full compliance with the consents, permits, approvals, rights, exemptions, national and EU laws, regulations, orders and requirements and its articles of association.

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6.11.2	The Company is not party to any arrangement which would violate Danish or EU anti-trust laws, nor has the Company in any manner acted or is in any other matter acting in violation thereof. The Company has not received any indication or notice that it or the industry in which it is doing business has been or is being investigated by any anti-trust authorities.

6.11.3	Except as provided for in Schedule 6.11.3, the Company has not in the last three years prior to Completion been and is not currently party to any lawsuits, arbitration proceedings, action of damages, complaints, public investigations, administrative methods or proceedings or the like and such disputes are to the best knowledge and belief of the Sellers and the Company not to be expected.

6.11.4	The Company has not been involved in events of product liability.

6.12	Insurance
6.12.1	The Company has entered into the insurance policies as set out in Schedule 6.12.1 (the “Insurance Policies”), The Insurance Polices are adequate and normal within the business in relation to insurance amounts, scope of coverage, and premium and the Insurance Policies remain in place. The Company has paid the insurance premiums on the due dates and has not received or given notice of termination of the insurance policies or received notice of increase of premiums except increases generally applied by Danish insurance companies.

6.12.2	The preceding three (3) years the Company has not had such a loss experience as might affect the Company’s changes of future

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insurance coverage on terms and conditions corresponding to the present ones.

6.12.3	The Company has no insurance claims pending.

6.13	Real Estate
All real estates leased by the Company are set forth in Schedule 6.13 and are free of any contamination or other material which, based on the currently applicable legislation, could cause environmental authorities or any other governmental bodies or agencies to order the Company (as opposed to its landlord and any former owner or tenant) to be responsible for the removal of such material or to order the Company the execution of other measures to protect the environment. The Company has assumed no liability relating to contamination or otherwise with respect to any real estate previously leased by the Company.

6.14	Miscellaneous
6.14.1	To the Sellers’ Knowledge the Sellers and the Company have openly and fully disclosed in good faith and after due inquiry all information and documentation requested by the Buyer in the due diligence list (Schedule 6.14.1) (the “Due Diligence Documentation”).

6.14.2	To the Sellers’ Knowledge there exist no material facts or circumstances concerning the past or present business of the Company, which can be expected to materially and adversely affect the Company.

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6.14.3	No grants, subsidies or similar benefits from any authority will become repayable in whole or in part due to this Agreement.

6.14.4	Seller 1 and Seller 2 have no claims against the Company. The Residual Shareholders, the shareholders of Seller 1 and the Key Employees have no claims against the Company outside the scope of their respective ordinary employment.

6.14.5	There exist no agreements of whatever nature (except for ordinary employment contracts) between the Company on the one side and the Sellers and the shareholders of Seller 1 on the other side, Persons related to the Sellers and the shareholders of Seller 1 or members of the Board of Directors or Management of the Company and such members’ related persons. For the purpose of this provision, “Persons” shall mean spouses, cohabitants, children etc.

6.15	Qualifications of Representations and Warranties
The Sellers’ Representations and Warranties are subject to the following qualifications:

6.15.1	The Representations and Warranties are the Sellers’ complete representations and warranties regarding the Company and its business, and consequently, the Buyer cannot rely on implied representations and warranties, assumptions, etc.

6.15.2	The Buyer and its advisors have prior to the execution of this Agreement conducted due diligence investigations into the Due Diligence Documentation, The Buyer and its advisors have had access to interview the Company’s management and Key Employees.

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6.15.3	The “Sellers’ Knowledge” shall be construed as a reference to the actual knowledge of the persons listed in Schedule 6.15.3 at the execution of this Agreement and such knowledge that the persons listed in Schedule 6.15.3 ought to have after having made due inquiries required of their respective professional offices.

6.15.4	The Representations and Warranties are subject to the disclosure letter annexed as Schedule 6.15.4, (“the Disclosure Letter”).

6.15.5	The Sellers shall not be liable for any breach of the Representations and Warranties if the event or circumstance making the Representations and Warranties incorrect, incomplete and/or misleading is stated in the Disclosure Letter or has been fairly and fully disclosed in the Due Diligence Documentation.

6.15.6	The Representations and Warranties under Clauses 6.3 – 6.14 are in respect of the liability of the Key Employees under this Agreement made subject to the actual knowledge of the Key Employees. For the avoidance of doubt this Clause 6.15.6 does not have any impact on the liability of Seller 1 and Seller 2 towards the Buyer in relation to this Agreement.

6.15.7	During its due diligence review, the Buyer has identified the matters, claims and contingent liabilities set out in Schedule 6.15.7. In the event such matters, claims, and contingent liabilities materialize, the Sellers agree to indemnify the Buyer without the limitations found in Clause 7.6.

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7	Liability

7.1	Liability
In the event of the Sellers’ breach of the Representations and Warranties set out in clause 6 and/or in the event of the Sellers’ failure to fulfill its agreements, obligations or covenants under this Agreement, the Sellers shall indemnify and hold the Buyer harmless from and against all loss, cost and expense (the “Loss”) thereby suffered or incurred by the Buyer.

7.2	The Buyer’s Loss shall be the Buyer’s net loss effectively sustained less tax allowances and insurance sums. The Buyer’s Loss shall be calculated exclusive of any indirect or consequential loss, consequential cost or consequential expense.

7.3	Subject to Clause 7.8, second paragraph, the Sellers shall be liable for the Buyer’s Loss on a pro rata basis. Each Seller’s liability shall be capped at his share of the Purchase Price in accordance with Clause 7.6.3.

7.4	The Buyer shall actively and in good faith seek to mitigate the Loss.

7.5	Subject to the pro rata liability limitation in clause 7.3, any claim by the Buyer shall be made and pursued against the Sellers as a litis consortium. This clause 7.5 shall however not apply with respect to the Key Employees.

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7.6	Limitations
Any Loss suffered by the Buyer as a result of the Sellers’ breach of any of the Representations and Warranties shall be subject to the following limitations:

7.6.1	The Sellers shall not be liable for any Loss suffered by the Buyer as a result of a claim arising out of a single breach or inaccuracy of the Representations and Warranties unless each such Loss is in excess of GBP 10,000 (“the De Minimis Threshold”).

7.6.2	The Sellers shall not be liable for any Loss suffered by the Buyer unless the aggregate of all Loss arising from claims, which are in excess of the De Minimis Threshold, is in excess of GBP 100,000 (the “Basket”) in which case the Sellers shall be obligated to pay indemnification from the first GBP of the Loss.

7.6.3	The Sellers shall not be liable for any Loss exceeding 50 per cent of the Purchase Price.

7.6.4	The Sellers shall have no obligation to indemnify the Buyer’s Loss unless the Buyer gives Notice without undue delay and within 30 Business Days after the Buyer became or should have become aware of the events or circumstances giving rise to the claim and that such events and circumstances would give rise to a claim. The Buyer’s Notice shall state the best available specific grounds supporting the claim, the amount of the claim and shall to the extent possible be accompanied by all written documentation necessary to support the claim.

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7.6.5	The liability of the Sellers for the Buyer’s Loss shall expire 18 months following Completion except for claims in respect of which prior written Notice has been given. However, the Warranties contained in Clause 6.10 (Tax Matters) shall not terminate until two months after the expiry of the statute of limitation under which claims of the competent tax authorities may be raised against the Company.

7.7	Exclusion of Limitations
The limitations of the liability of the Sellers set out in Clause 7.6 shall not apply to claims for breach of the Representations and Warranties arising out of or as a result of willful misrepresentation or gross negligence on the part of the Sellers nor with respect to Clause 6.2 (Validity, Execution, No Breach), Clause 6.3 (Corporate Matters), Clause 6.5 and Clause 6.10 (Tax Matters).

7.8	Compensation Escrow
At Completion, GBP 625,000 of each of Seller 1’s and Seller 2’s respective share of the Purchase Price (in total GBP 1,250,000) shall be placed in escrow (“Compensation Escrow”) in accordance with the terms of the Escrow Agreement. Seller 1 shall pay into the Compensation Escrow GBP 250.000 in cash and Eidos Shares to the value of GBP 375,000. Seller 2 shall pay into the Compensation Escrow GBP 625.000 in cash. Upon production of a performance guarantee from a renowned bank in the agreed form set out in Schedule 7.8 at Completion, both Seller 1 and Seller 2 may ask that their proportionate cash share of the Compensation Escrow (i.e. GBP 625,000 regarding Seller 2 and GBP 250.000 regarding Seller 1) be released.

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In the event that the Buyer sustains one or more Losses that qualify for indemnification or compensation in accordance with the above provisions and such claim is made against the Sellers in due time as provided for in Clauses 7.6.4-7.6.5, the Buyer shall be entitled to claim the amount in question to be paid and released from the Compensation Escrow in accordance with the terms of the Escrow Agreement. Such claims shall be satisfied from the Compensation Escrow at par value irrespective of Clause 7.3. The Sellers may request that the Compensation Escrow or any residual part hereof (including increase of the value of the Eidos Shares transferred to the Escrow Compensation) be released 18 months following Completion. For the avoidance of doubt any increase of the value of the Eidos Shares paid into the Escrow Compensation shall be for the benefit of the Buyer in relation to satisfaction of claims made against the Sellers.

7.9	The Buyer’s Exclusive Remedies
The Buyer agrees that the remedies specified in this clause are the Buyer’s exclusive remedies in the event of any breach of the Representations and Warranties and/or in the event of the Sellers’ failure to fulfill any of its agreements, obligations or covenants under this Agreement. In particular, the Buyer expressly waives the right to rescind this Agreement and to claim a proportionate price reduction of the Purchase Price (in Danish: “forholdsmæssigt afslag i købesummen”).

8	The Buyer’s Representations and Warranties
8.1	The Buyer represents and warrants as follows:
8.1.1	The Buyer (i) is a company duly organized and validly existing under the laws of the United Kingdom and (ii) has the full right, power and authority to enter into the Agreement and to consummate all transactions contemplated thereby.

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8.1.2	This Agreement (i) has been duly approved and authorised by the relevant decision-making bodies of the Buyer, (ii) is valid and binding on the Buyer, (iii) and enforceable against the Buyer in accordance with its terms.

8.1.3	Neither the execution nor the performance of the Agreement will (i) conflict with or constitute breach or violation of the articles of association of the Buyer and/or applicable law, (ii) conflict with or result in breach of any agreement concluded by the Buyer, except for any such agreements whose breach will not adversely affect this Agreement, (iii) conflict with or constitute violation of any judgment, decision or order made by any court or administrative body against or binding upon the Buyer, or (iv) conflict with or constitute a violation of any law or regulation applicable to the Buyer.

8.1.4	No consent of any shareholder, creditor or any other person, or notification to, registration with or the consent or approval of any court of law or administrative body is required in connection with the execution and performance by the Buyer of the Agreement except for the permission of the listing authority of the London stock exchange in relation to listing of the Eidos Shares.

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8.1.5	No claims, lawsuits, legal or other proceedings are pending or to the Buyer’s knowledge threatened against the Buyer or its property before any court, arbitration tribunal, or administrative body that, if adversely decided, will prevent or delay the Buyer’s consummation of the transactions contemplated by the Agreement.

8.1.6	The Board and the Company Secretary of the Buyer do not have knowledge of any information that according to applicable rules/legislation should have been made public prior to Signing and that may have a material adverse effect on the Eidos Share Price.

8.1.7	The pre-Completion shareholder decision to declare the Dividend will not be cancelled, replaced, amended or changed in any way by the Buyer upon Completion. The Dividend will be settled by effective payment only.

8.1.8	The pre-Completion directed issuance of B-shares as set out in Schedule 2.3.ii will be subscribed and paid-in by the Buyer prior to Completion.

9	Post-Completion Compulsory Buy-Out Procedure

9.1	Upon Completion, the Buyer will purchase Shares owned by the Residual Shareholders in accordance with the compulsory buy-out procedure under Sec. 20(b)-(c) of the Danish Act on Public Companies.

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9.2	The Buyer shall in respect of each Key Employee and Seller 1 execute and file the petition for roll-over tax treatment in the form set out in Schedule 9.2 with the tax authorities. The Buyer shall not be responsible for the outcome of the petition.

9.3	The effectuation of the Compulsory Buy-Out procedure shall be the sole responsibility of the Buyer unless otherwise stated in this Agreement. The Sellers agree to use their reasonable best endeavors to enable the Buyer to receive the Residual Shareholders’ acceptance of the price offered In connection with the Compulsory Buy-Out procedure immediately after Completion.

9.4	The costs related to the effectuation of the Compulsory Buy-Out procedure and its possible contest shall be borne by the Buyer. If, however, the share price offered by the Buyer to the Residual Shareholders in accordance with Sec. 20(b) of the Act on Public Companies is contested and following an expert opinion and final court decision increased, the Sellers shall on a pro rata basis indemnify the Buyer from the increase in the share price in respect of the Residual Shareholders benefiting here from. In the absence of an explicit agreement to the contrary effect, such dispute with one or more Residual Shareholders shall, if necessary, be tried before all court instances possible, and the Buyer shall be obliged to consult the Sellers and their advisors prior to making any material decision throughout the proceedings.

10	Earn Out

10.1	Earn Out Scheme

On Completion the Sellers and the Residual Shareholders (the “Earn Out Participants”) will subject to the terms of this Clause be entitled to participate in a four-year earn out scheme (“Earn Out Scheme”) under which they will receive cash payments based on sale of Full-Price New Game Units.

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10.2	General Earn Out Provisions

10.2.1	Earn Out Scheme Definitions

For purposes of this Clause, the following definitions shall apply:

10.2.2	“Bad Leaver” shall mean a Key Employee or a Residual Shareholder or a shareholder of Seller 1 who ceases to be an employee with the Company due to 1) his material breach of his employment terms or 2) his own resignation without qualifying as a Good Leaver.

10.2.2.1	“Earn Out Participant” shall have the meaning set out in Clause 10.1.

10.2.2.2	“Earn Out Term” shall mean a four-year term commencing on the date of Completion.

10.2.2.3	“Full-Priced Unit” shall mean any Unit of New Games published on XBOX, XBOX2 Play Station 2, Play Station 3 or PC that upon launch is sold at at least 75 per cent of the recommended retail price of the manufacturer.

10.2.2.4	“Good Leaver” shall mean a Key Employee or a Residual Shareholder (including the shareholders of Seller 1) who ceases to be an employee

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of the Company due to; a) his retirement upon reaching his retirement age in accordance with his terms of employment and/or applicable law; b) his death; c) his permanent disability to perform his job due to an accident, illness or otherwise; d) his resignation due to material changes of his responsibilities; e) his dismissal except where this is caused by the employees' breach of his employment terms; or f) because he is employed in a business of the Company or the Buyer’s Group which is sold or otherwise disposed of.

10.2.2.5	“New Game” shall mean any of the Company’s new interactive computer games being released by the Company during the Earn Out Term.

10.2.2.6	“Net Wholesale Price” shall mean the price received by the Buyer net of any sales tax and net of 15 per cent returns and any price protection provisions.

10.2.2.7	“Unit” shall mean a copy of any of the New Games no matter in which form it may be sold whether off-line or on-line and whether currently in existence or yet to be invented.

10.2.3	Earn Out Scheme Particulars

10.2.3.1	Total payments under the Earn Out Scheme cannot exceed GBP 5 million. Total payments under the Earn Out Scheme to Seller 1 can not exceed GBP 2 million, total payments under the Earn Out Scheme to Seller 2 can not exceed GBP 2 million and total payments under the Earn Out Scheme to the Key Employees and the Residual Shareholders jointly cannot exceed GBP 1 million.

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10.2.3.2	Any entitlement under the Earn Out Scheme is based on an annual sale of Full-Priced Units above 2.1 million. Any under performance against this threshold in a given year is carried over to subsequent year(s) before any payment is made under the Earn Out Scheme, e.g. if the Company sells 2 million Full-Priced Units in the first year of the Earn Out Term then the Company must sell 2.2 million Full-Priced Units in the second year before any payment is made under the Earn Out Scheme. The following Full-Priced Unit thresholds of 2.55 and 3.5 million Full-Priced Units (as referred to in Clauses 10.3.1, 10.4.1 and 10.5.1) respectively shall consequentially be increased to 2.65 and 3.6 million Full-Priced Units

10.2.3.3	The Earn Out Scheme has been structured under the assumption that the cost of production in the first year of the Earn Out Term does not increase above the cost base set out in Schedule 10.2.3.3. The cost base for each of the following years of the Earn Out Term is to be determined on a yearly basis by the Buyer after prior consultation with the management team of the Company such consultation to include which components shall be included in the new cost base in relation to the Earn Out Scheme. In the event of any cost increase in excess hereof, the number of Units to be sold before any payment shall be made under the Earn Out Scheme will increase by a correspondingly percentage. For purposes of illustration, Schedule 10.2.3,3 sets forth an example.

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10.2.3.4	The Earn Out Scheme has been structured by the parties under the assumption that the New Games are all published, marketed with the Buyer’s best endeavors and sold as Full-Priced Units to the degree commercially possible within the Earn Out Term. In the event that New Games are finally developed by the Company and finally approved by Microsoft and Sony within the last 2 months of the Earn Out Term the calculation of the payments under the Earn Out Scheme shall include sales of Full-Priced Units of such New Games within the first three months after release of such New Games. However in no event shall any sales of Full-Priced Units later than three months after the end of the Earn Out Term be included in calculation of the payments under the Earn Out Scheme.

10.2.3.5	Payments under the Earn Out Scheme shall be made within six months after the end of each of the Earn Out Scheme years (i.e. six months after each year’s Completion anniversary), however with no payment in year 3. In the event of late payment, the Earn Out Participants shall be entitled to accrual of statutory late payment interests in accordance with the Danish Act on Interests.

10.2.3.6	The Buyer shall be excluded from settling any payment payable under the Earn Out Scheme to the Earn Out Participants by way of set-off. Any such payments shall be paid effectively to the Earn Out Participants.

10.3	Earn Out to Seller 1
Seller 1 and the Buyer have agreed that Seller 1 shall participate in the Earn Out Scheme as follows:

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10.3.1	Seller 1 shall be entitled to:
GBP 0.400 of each Full-Priced Unit sold above 2.1 million Full-Priced Units
GBP 0.901 of each Full-Priced Unit sold above 2,55 million Full-Priced Units
GBP 1.200 of each Full-Priced Unit sold above 3.5 million Full-Priced Units.

10.3.2	In the event that any individual shareholder in Seller 1 during the Earn Out Term ceases to be an employee with the Company being a Bad Leaver, such person shall be obliged to sell his shares in Seller 1 (or any such entity to which the shareholders of Seller 1 have transferred their rights under the Earn Out Scheme) to the other shareholders in Seller 1 at par value, and the other shareholders shall be obliged to buy such person's shares in Seller 1 at par value. The Buyer shall be a third party beneficiary to the shareholders of Seller 1’s compliance with their obligation to buy the Bad Leaver’s shares in Seller 1.

10.4	Earn Out to Seller 2
Seller 2 and the Buyer have agreed that Seller 2 shall participate in the Earn Out Scheme as follows:

10.4.1	Seller 2 shall be entitled to:

GBP 0.400 of each Full-Priced Unit sold above 2.1 million Full-Priced Units
GBP 0.138 of each Full-Priced Unit sold above 2.55 million Full-Priced Units
GBP 0.200 of each Full-Priced Unit sold above 3.5 million Full-Priced Units.

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10.5	Earn Out to the Key Employees and the Residual Shareholders
10.5.1	The Key Employees and the Residual Shareholders shall be entitled to (based on their earlier proportionate shareholdings in the Company):

GBP 0.200 of each Full-Priced Unit sold above 2.1 million Full-Priced Units
GBP 0.435 of each Full-Priced Unit sold above 2.55 million Full-Priced Units
GBP 0.600 of each Full-Priced Unit sold above 3.5 million Full-Priced Units.

10.5.2	Each Key Employee shall cease to accrue any rights under the Earn Out Scheme when they cease to be an employee with the Company by virtue of being a Bad Leaver. Any rights accrued, but yet to be paid under the Earn Out Scheme will be paid proportionally. Should one or more of the Key Employees cease to be entitled to participate in the Earn Out Scheme, the other Key Employees’ eligibility to receive payments under the Earn Out Scheme will be increased proportionately.

10.6	Earn Out to the Residual Shareholders employed with the Company
10.6.1	The Residual Shareholders shall be eligible to participate in the Earn Out Scheme on the same terms and conditions as the Key Employees. The provisions in this Clause in general and in Clause 10.5 in particular shall apply mutatis mutandis.

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10.7	Seller 1’s, Seller 2’s, the Key Employees' as well the eligible Residual Shareholders’ participation in the Earn Out Scheme is illustrated in Schedule 10.7.

10.8	Sales of any other Units at less than Full-Price (cf. the definition of Full Price Unit) will, accrue a royalty at a rate of 15 per cent of the Net Wholesale Price for any such Units sold during the Earn Out Term provided the annual sale is above 2.1 million Full-Priced Units cf. Clause 10.2.3.2. For the avoidance of doubt these payments shall be payments for the purpose of the earn Out Scheme and Clause 10.2.3.1 shall apply. For inter-Sellers apportionment purposes, it is agreed that the annual Earn Out amounts payable to the Earn Out Participants (if any) shall be calculated on basis of all Full-Priced Units sold in that particular Earn Out year having been sold prior to the sales of any non-Full-Priced Units regardless of the actual sequence of such sales. Furthermore, it is agreed that any Earn Out amount payable under this Clause 10.8 shall be split between the Earn Out Participants in the inter partes proportions set out under the applicable Unit level.

10.9	The Sellers and the Buyer are in agreement that the value of the Earn Out is capitalized as set out in Schedule 10.9.

10.10	If one or more of the Earn Out Participants disagree with respect to the calculation of the payments to be made to the Earn Out Participants under the Earn Out Scheme the Earn Out Participants shall give written notice (“Notice of Disagreement”) to the Buyer specifying in reasonable detail the nature of the disagreement asserted. The Notice of Disagreement shall be given no later than 30 days after the Buyer

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has send information to the Earn Out Participants of the relevant payment under the Earn Out Scheme. Failure by the Earn Out Participants to notify the Buyer within the said time limit shall be deemed to constitute an agreement by the Earn Out Participants to the calculation of such payment under the Earn Out Scheme.

10.11	Following receipt by the Buyer of the Notice of Disagreement, the Buyer and the Earn Out Participants shall immediately attempt to resolve any disagreements, which they may have with respect to any matters specified in the Notice of Disagreement. If the Buyer and the Earn Out Participants have failed to reach a written agreement within 15 days after the Buyer’s receipt of the Notice of Disagreement with respect to all such matters, then all such matters as specified in the Notice of Disagreement as to which such agreement has not been reached (the “Disputed Matter”) shall be submitted to and reviewed by KPMG who shall act as an independent auditor. KPMG shall determine the Disputed Matter in accordance with the principles set out in this Agreement with final and binding effect on the Buyer and the Earn Out Participants.

11	Covenants

11.1	Further assurances
Each Party shall (i) deliver such documentation, (ii) sign such supplementary declarations and certificates, and (iii) take such other actions and do such other things as may be reasonable or necessary for the proper and orderly consummation of this Agreement.

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11.2	Books and records
The Buyer shall procure that the Company keeps the Company’s books and other business records relating to the period prior to Completion to the extent and for the period prescribed by the Danish Bookkeeping Act (in Danish: “Bogføringsloven”). The Buyer shall further procure that during such period the Company allows the Sellers and its advisors reasonable access to review and copy such books and other business records within usual business hours at no extra charge, provided that this information is required to fulfill the Sellers’ legal obligations towards public authorities.

12	Confidentiality

12.1	Confidentiality obligation
Subject to Clause 12.2 below, the Parties shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement relating to (i) the existence and subject matter of this Agreement, (ii) the negotiations relating to this Agreement, and (iii) the Company and the other Party.

12.2	Exceptions to Confidentiality Obligation
Notwithstanding the provisions of Clause 12, each Party may disclose information which would otherwise be confidential in the event that

12.2.1	it is required by law or by a court of competent jurisdiction;

12.2.2	it is required by any securities exchange or regulatory or governmental body whether or not the requirement for the information has the force of law;

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12.2.3	the disclosure is made as a normal part of the preparation of the accounts and/or other reports;

12.2.4	it is required by an entity controlling the Party, provided always that a similar obligation to keep such information secret and confidential is imposed on such entity controlling the Party;

12.2.5	it is deemed necessary or appropriate that the Party discloses such information to its advisors or banks, provided always that a similar obligation to keep such information secret and confidential is imposed on such advisors or banks;

12.2.6	the information has come into the public domain through no fault of that Party or any authorised recipient under Clauses 12.2.3-12.2.4;

12.2.7	the other Party has given prior written approval to the disclosure, such approval not to be unreasonably withheld or delayed.

12.3	Press Release
The Parties are aware that the publishing of the press releases must be made with the mutual consent of the respective parties taking into due consideration that the Buyer is listed on the London Stock Exchange. The Sellers are aware that the Buyer will issue a compulsory stock exchange announcement to the London Stock Exchange immediately after Signing.

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13	Restrictive Covenant

13.1	Restrictive Covenant
Seller 1 and its shareholders and the Key Employees (as opposed to Seller 2) shall not

13.1.1	for a period of 3 years from Completion in respect of Seller 1 and its shareholders and for a period of 1 year from Completion in respect of the Key Employees be engaged directly or indirectly in any interactive computer games business of any nature whatsoever (whether as holder of participating interests, employee, investor, consultant or advisor or in any other way) anywhere in the world which develops interactive computer games or otherwise carries on business that competes with the Company as conducted prior to Completion.

13.1.2	The Sellers and the shareholders of Seller 1 shall not
13.1.2.1	for a period of 3 years from Completion solicit any of the Company’s business partners or customers at the time of Completion or assist any third party in such solicitation in relation to the businesses referred to in Clause 13.1.1 or seek to induce the above business partners or customers to cease dealing with the Company, and

13.1.2.2	for a period of 3 years from Completion employ or offer employment to any of the Company’s employees.

13.1.3	The restrictive covenants contained in Clauses 13.1.1- 13.1.2 shall not prevent the shareholders of Seller 1 or the Key Employees from being employed by the Company.

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13.2	Exceptions to Restrictive Covenant
Notwithstanding the obligations under Clause 13, Seller 1 and its shareholders and the Key Employees shall -be entitled to investments in listed companies, however maximized to five (5) per cent of the share capital of the respective listed company.

13.3	Remedies for Breach of Restrictive Covenant
In case of the Seller 1’s or its shareholders’ or the Key Employees’ or Seller 2’s (“the Breaching Party”) breach of its respective obligations under Clause 13 and if such breach has not been fully remedied by the Breaching Party within ten (10) Business Days from having received written notice from the Buyer alleging that a breach has occurred, the Breaching Party shall notwithstanding the limitations set forth in clause 7 pay the Buyer stipulated damages of DKK 1,000,000. The Buyer may claim actual damages only to the extent such actual damages exceed the stipulated damages. Any payment of stipulated damages shall not exempt the Breaching Party from its obligations under Clause 13. The Buyer shall further be entitled to apply for restraining injunction against any such breach without provision of security. In the event of violation of a continuing nature, each month of violation shall be deemed to constitute a separate violation.

14	Joint and Several Liability

14.1	The persons listed in Schedule 4.4.i being the seven main shareholders of Seller 1 shall towards the Buyer be jointly and severally liable for Seller 1’s fulfillment of its obligations and covenants provided for in this Agreement, including, but not limited to Seller 1’s obligation to

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indemnify the Buyer pursuant to Clause 7. This Clause 14 shall remain in force and constitute a directly enforceable obligation on the part of the.persons listed in Schedule 4.4 also in case that Seller 1 is de-merged, liquidated, declared bankrupt or otherwise ceases to exist.

15	Choice of Law and Venue

15.1	Choice of Law
This Agreement shall be governed by and construed in accordance with the laws of Denmark, excluding Danish conflict of law rules.

15.2	Choice of Venue
Any dispute arising out of or in connection with this Agreement shall be decided in accordance with the Rules of Procedure of the Danish Institute of Arbitration (Copenhagen Arbitration). Each Party shall appoint one arbitrator, and the Institute shall appoint the chairman of the arbitration tribunal. If a Party has not appointed an arbitrator within 20 (twenty) Business Days of having requested or received notice of the arbitration, such arbitrator will be appointed by the Institute in accordance with its Rules of Procedure. The arbitration shall be conducted in English.

16	General Provisions

16.1	Notices
16.1.1	Any notice (a “Notice”) given or made under or in connection with this Agreement shall be in writing.

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16.1.2	Any Notice shall be addressed as provided in Clause 16.1.3 or to such other address of which any Party hereto may from time to time give Notice, and if so addressed shall be deemed to have been duly given and made as follows

16.1.2.1	if sent by personal delivery, upon delivery at the address of the relevant Party always provided that delivery takes place during normal business hours on a Business Day;

16.1.2.2	if sent by first class prepaid registered mail , at 10 a.m. five (5) Business Days after the date of mailing; and

16.1.2.3	if sent by fax, four (4) hours after its dispatch always provided (i) that the transmission is successful according to usual fax receipt, (ii) that such time is within normal business hours on a Business Day, (iii) that the recipient has not notified the sender that the fax was illegible (provided that such Notice is given on the same day), and (iv) that the Notice is at the same time forwarded by registered mail to the relevant Party.

16.1.3	The relevant addresses and fax numbers of each Party for the purpose of this Agreement are as follows:

16.1.3.1	Seller 1:	Reto-Moto ApS
c/o DELACOUR
Hammerensgade 1, 2.
1267-Copenhagen k
Denmark
Attention: David Guldbrandtsen
Fax: +45 70 11 11 33

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with a copy to:

DELACOUR
Hammerensgade 1
1267 Copenhagen K
Denmark
Attention: Asger Heine Jensen, Esq.
Fax: +45 7011 1133

16.1.3.2	Seller 2:	Egmont Holding A/S
Vognmagergade 11
1148 Copenhagen K
Denmark
Attention: Hans J. Carstensen
Fax: +45 3393 5624

with a copy to:
Kromann Reumert
Sundkrogsgade 5
2100 Copenhagen Ø
Denmark
Attention: Vagn Thorup, Esq.
Fax: +45 7012 1311

16.1.3.3		The Key Employees
Holm og Schmidt Advokatfirma
Attention: Morten Bruus
Dronningens Tværgade 8B
1302 Copenhagen
Post Box 9055
Denmark
Fax: +45 3315 0500

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16.1.3.4

	The Buyer:	Eidos plc
Wimbledon Bridge House
1 Hartfield road
Wimbledon
London SW19 3RU
UK
Attention: Mike Arnaouti
Fax: +44 (0) 20 8636 3001

with a copy to:
Taylor Wessing
Carmelite
Blackfriars London EC4Y 0DX
Attention: Richard Clifton
Fax: +44 (0) 20 7300 7100

	and to:	Plesner Svane Grønborg
Amerika Plads 37
2100 Copenhagen Ø
Denmark
Attention: Casper Münter
Fax: +45 33 12 00 14

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16.2	Amendments

Any amendment to this Agreement is valid only if made in writing and signed by duly authorised representatives of the Parties.

16.3	Assignment

This Agreement shall not be assigned or transferred by any Party without the prior written consent of the other Party. However, the Sellers and the Buyer may assign any of its rights and/or obligations to an entity Controlled by the Sellers or the Buyer respectively or Controlling the Sellers or the Buyer respectively, provided that the Sellers or the Buyer respectively shall remain jointly and severally liable with such entity for any and all obligations so assigned.

16.4	Entire agreement

This Agreement constitutes the whole and only agreement between the Parties relating to the transactions contemplated by the Agreement and supersedes any prior agreements, whether written or oral, relating to such transactions.

16.5	Interpretation

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of any ambiguity, or if a question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

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16.6	Severability

Any provision of this Agreement held to be invalid, illegal or unenforceable shall not affect the validity, legality or enforceability of the remaining provisions hereof. The Parties shall endeavour in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16.7	Counterparts

This Agreement may be executed in four (4) counterparts each of which shall constitute an original.

16.8	Cost and expenses

Each Party shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement, including the fees of financial and legal advisors.

Copenhagen, 3 March 2004

For Seller 1:

Name:	Name:

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For Seller 2:

Name:	Name:

The Key Employees:

By: /s/ Morten Borum	By: /s/ Henning Semler

By: /s/ Marten Guldbæk	By: /s/ Thomas Jakobsen

By: /s/ Hakon Steinø	By: /s/ Rune Maagard Brinckmeyer

By: /s/ Jens Peter Kurup

For the Buyer:

By: /s/ Michael Arnaouti	By: /s/ Stuart Cruickshank

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Accepted with respect to Clauses 4.4, 6.14.4, 10.3.2, 13 and 14:

Date:

By: /s/ David Guldbrandsten	By: /s/ Janos Flösser

By: /s/ Karsten Hvidberg	By: /s/ Rasmus Kjær

By: /s/ Martin Pollas	By: /s/ Jesper Vorsholt

By: /s/ Jacob Andersen